                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 8-K/A-1


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): SEPTEMBER 15, 2000


                         FLEXTRONICS INTERNATIONAL LTD.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    SINGAPORE
             ------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



          0-23354                                 NOT APPLICABLE
----------------------------                 --------------------------
        (Commission                             (IRS Employer
       File Number)                             Identification No.)


11 UBI ROAD 1, #07-01/02, MEIBAN INDUSTRIAL BUILDING, SINGAPORE        408723
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices)                    (Zip Code)


                                  (65) 844-3366
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

        On September 15, 2000, Flextronics International Ltd. ("Flextronics") filed a Form 8-K to report its acquisition of Chatham Technologies, Inc. (the "Company"). Pursuant to Item 7 of Form 8-K, Flextronics indicated that it would file certain financial information no later than the date required by Item 7 of Form 8-K. This Amendment No. 1 is filed to provide the required financial information.

ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS.

(a)     Financial Statements of Businesses Acquired.

        The following financial statements of the Company and its subsidiaries are filed herewith:

Report of Independent Auditors
Audited Consolidated Financial Statements
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Changes in Mandatory Redeemable
   Stock and Warrants and Other Capital (Deficit)
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

                         Report of Independent Auditors

Board of Directors
Chatham Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Chatham Technologies, Inc. and subsidiaries as of October 2, 1999 and September 26, 1998, and the related consolidated statements of operations, changes in mandatory redeemable stock and warrants and other capital, and cash flows for the fiscal years ended October 2, 1999 and September 26, 1998, and the period from August 18, 1997 (inception) through September 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chatham Technologies, Inc. and subsidiaries at October 2, 1999 and September 26, 1998, and the consolidated results of their operations and their cash flows for the fiscal years ended October 2, 1999 and September 26, 1998, and for the period from August 18, 1997 (inception) through September 27, 1997, in conformity with accounting principles generally accepted in the United States.



                                         /s/ Ernst & Young LLP

Dallas, Texas
April 28, 2000

                   Chatham Technologies, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                                                 October 2,    September 26,
                                                                                   1999            1998
                                                                                 ---------     -------------
                                                                                       (in thousands)
ASSETS
Current assets:
   Cash and cash equivalents                                                     $  10,947       $   5,343
   Accounts receivable                                                              71,592          47,564
   Inventories                                                                      44,313          30,610
  Prepaid expenses and other current assets                                          6,040           8,167
                                                                                 ---------       ---------
Total current assets                                                               132,892          91,684

Property, plant, and equipment, net                                                 70,462          65,182
Goodwill and other intangible assets                                               177,376         190,381
Other                                                                                9,779          12,692
                                                                                 ---------       ---------
Total assets                                                                     $ 390,509       $ 359,939
                                                                                 =========       =========

LIABILITIES
Current liabilities:
   Accounts payable and customer advance deposits                                $  54,393       $  30,345
   Accrued expenses                                                                 40,897          25,195
   Short-term line of credit                                                         6,612           5,949
   Current portion of long-term debt                                                18,888           7,365
                                                                                 ---------       ---------
Total current liabilities                                                          120,790          68,854

Deferred income taxes                                                                7,088          11,441
Long-term debt, less current portion                                               219,804         203,538

Commitments and contingencies

MANDATORY REDEEMABLE STOCK AND WARRANTS
Series B convertible preferred stock, par value $.01 per share:
  Authorized shares - 30,000; issued and outstanding shares - 12,000                12,692          11,758
Series D convertible preferred stock, par value $.01 per share:
  Authorized, issued and outstanding shares - 18,000                                19,039          17,638
Series E preferred stock, par value $.01 per share:
  Authorized, issued and outstanding shares - 8,000 at October 2, 1999               8,534              --
Class B common stock, par value $.01 per share:
  Authorized, issued and outstanding shares - 195,000                                  195             195
Warrants with put feature to purchase Class A and Class C common stock               5,500           6,762
                                                                                 ---------       ---------
Total mandatory redeemable stock and warrants                                       45,960          36,353

OTHER CAPITAL (DEFICIT)
Series A convertible preferred stock, par value $.01 per share:
  Authorized shares - 100,000; issued and outstanding shares - 37,508                   --              --
Series C preferred stock, par value $.01 per share:
  Authorized, issued and outstanding shares - 4,680                                     --              --
Class A common stock, par value $.01 per share:
  Authorized shares - 33,805,000; issued and outstanding shares - 6,488,880
     at October 2, 1999, and 5,878,300 at September 26, 1998                            65              59
Class C common stock, par value $.01 per share:
  Authorized shares - 3,000,000; none issued                                            --              --
Additional capital                                                                  69,377          63,084
Accumulated deficit                                                                (71,187)        (23,687)
Accumulated other comprehensive income (loss)                                       (1,388)            297
                                                                                 ---------       ---------
Total other capital (deficit)                                                       (3,133)         39,753
                                                                                 ---------       ---------
Total liabilities, mandatory redeemable stock and
    warrants, and other capital (deficit)                                        $ 390,509       $ 359,939
                                                                                 =========       =========

See accompanying notes.

                   Chatham Technologies, Inc. and Subsidiaries

                      Consolidated Statements of Operations

                (Amounts in thousands, except per share amounts)


                                                                                                                    Period from
                                                                           Fiscal                Fiscal           August 18, 1997
                                                                         Year Ended            Year Ended       (inception) through
                                                                         October 2,           September 26,         September 27,
                                                                            1999                   1998                  1997
                                                                         ----------           ------------        -----------------
Net sales                                                                 $ 376,997             $ 206,736             $  21,868
Cost of sales                                                               319,379               164,533                19,101
                                                                          ---------             ---------             ---------
Gross profit                                                                 57,618                42,203                 2,767

Selling, general, and administrative expense                                 43,915                26,005                 3,575
Amortization of goodwill and intangibles                                     27,800                19,991                 2,016
                                                                          ---------             ---------             ---------
Operating loss                                                              (14,097)               (3,793)               (2,824)

Organization costs                                                               --                    --                 5,084
Restructuring and other costs                                                 7,519                 1,131                    --
Interest expense, net                                                        22,419                14,290                 1,473
Other (income) expense, net                                                     309                   592                   (91)
                                                                          ---------             ---------             ---------
Loss before income taxes                                                    (44,344)              (19,806)               (9,290)

Income tax benefit                                                           (2,633)               (4,485)               (3,369)
                                                                          ---------             ---------             ---------
Net loss                                                                    (41,711)              (15,321)               (5,921)

Preferred stock dividends and accretion                                       8,319                 4,715                   503
                                                                          ---------             ---------             ---------
Net loss attributed to common stockholders                                $ (50,030)            $ (20,036)            $  (6,424)
                                                                          =========             =========             =========

Weighted average Class A common shares outstanding - basic                    6,030                 4,900                 4,453
                                                                          =========             =========             =========

Weighted average Class A common shares outstanding - diluted                  6,030                 5,231                 4,453
                                                                          =========             =========             =========

Net loss per share attributed to common stockholders - basic              $   (8.30)            $   (4.09)            $   (1.44)
                                                                          =========             =========             =========

Net loss per share attributed to common stockholders - diluted            $   (8.30)            $   (4.15)            $   (1.44)
                                                                          =========             =========             =========

See accompanying notes.

                   Chatham Technologies, Inc. and Subsidiaries

        Consolidated Statements of Changes in Mandatory Redeemable Stock
                    and Warrants and Other Capital (Deficit)

              Fiscal years ended October 2, 1999 and September 26,
              1998, and the period from August 18, 1997 (inception)
                           through September 27, 1997
                                 (In thousands)

                                                                      MANDATORY REDEEMABLE
                                                                       STOCK AND WARRANTS
                                          --------------------------------------------------------------------------------
                                            SERIES B      SERIES D
                                          CONVERTIBLE   CONVERTIBLE     SERIES E      CLASS B
                                           PREFERRED     PREFERRED     PREFERRED      COMMON
                                             STOCK         STOCK         STOCK         STOCK        WARRANTS       TOTAL
                                          -----------   -----------    ----------     --------      --------      --------
Series A preferred stock issued for
   acquired businesses                     $      -       $      -      $      -      $      -      $      -      $      -

Private placement of Series B and D
   preferred stock and Class B common
   stock for cash, net of offering costs     10,780         16,171            --           195            --        27,146

Private placement of Series C
   preferred and Class A common
   stock for cash                                --             --            --            --            --            --

Other - sale of Series A preferred stock         --             --            --            --            --            --

Accretion of mandatory redeemable
   preferred stock                               12             19            --            --            --            31
Accrued dividends on mandatory
   redeemable convertible preferred stock        81            121            --            --            --           202

Compensation expense on stock options            --             --            --            --            --            --
Net loss and comprehensive loss for
   the period                                    --             --            --            --            --            --
                                           --------       --------      --------      --------      --------      --------
Balance at September 27, 1997                10,873         16,311            --           195            --        27,379
Net loss for the year                            --             --            --            --            --            --
Foreign currency translation adjustment          --             --            --            --            --            --

Comprehensive loss

Accretion of mandatory redeemable
   preferred stock                              150            225            --            --            --           375
Accrued dividends on mandatory
   redeemable preferred stock                   735          1,102            --            --            --         1,837
Sale of Series A preferred stock                 --             --            --            --            --            --
Class A common stock issued for
   acquired businesses                           --             --            --            --            --            --
Issuance of warrants with put feature
   to purchase Class A and Class C
   common stock                                  --             --            --            --         8,618         8,618


                                                                          OTHER CAPITAL (DEFICIT)
                                          -----------------------------------------------------------------------------------------
                                           SERIES A                                                          ACCUMULATED
                                          CONVERTIBLE   SERIES C     CLASS A                                  OTHER
                                           PREFERRED    PREFERRED    COMMON     ADDITIONAL  ACCUMULATED   COMPREHENSIVE
                                             STOCK        STOCK       STOCK      CAPITAL      DEFICIT      INCOME (LOSS)    TOTAL
                                          -----------   ---------    --------  -----------  -----------   --------------   --------
Series A preferred stock issued for
   acquired businesses                      $      -    $      -    $      -    $ 36,090      $      -       $      -      $ 36,090

Private placement of Series B and D
   preferred stock and Class B common
   stock for cash, net of offering costs          --          --          --       1,735            --             --         1,735

Private placement of Series C
   preferred and Class A common
   stock for cash                                 --          --          40       5,085            --             --         5,125

Other - sale of Series A preferred stock          --          --          --         250            --             --           250

Accretion of mandatory redeemable
   preferred stock                                --          --          --          --           (31)            --           (31)
Accrued dividends on mandatory
   redeemable convertible preferred stock         --          --          --          --          (202)            --          (202)

Compensation expense on stock options             --          --          --          15            --             --            15
Net loss and comprehensive loss for
   the period                                     --          --          --          --        (5,921)            --        (5,921)
                                            --------    --------    --------    --------      --------       --------      --------
Balance at September 27, 1997                     --          --          40      43,175        (6,154)            --        37,061
Net loss for the year                             --          --          --          --       (15,321)            --       (15,321)
Foreign currency translation adjustment           --          --          --          --            --            297           297
                                                                                                                           --------
Comprehensive loss                                                                                                          (15,024)
                                                                                                                           --------
Accretion of mandatory redeemable
   preferred stock                                --          --          --          --          (375)            --          (375)
Accrued dividends on mandatory
   redeemable preferred stock                     --          --          --          --        (1,837)            --        (1,837)
Sale of Series A preferred stock                  --          --          --       1,168            --             --         1,168
Class A common stock issued for
   acquired businesses                            --          --          19      18,507            --             --        18,526
Issuance of warrants with put feature
   to purchase Class A and Class C
   common stock                                   --          --          --          --            --             --            --

                   Chatham Technologies, Inc. and Subsidiaries

        Consolidated Statements of Changes in Mandatory Redeemable Stock and Warrants and Other Capital (Deficit) (continued)

              Fiscal years ended October 2, 1999 and September 26,
              1998, and the period from August 18, 1997 (inception)
                           through September 27, 1997
                                 (In thousands)

                                                                          MANDATORY REDEEMABLE
                                                                           STOCK AND WARRANTS
                                             ----------------------------------------------------------------------------------
                                               SERIES B       SERIES D
                                             CONVERTIBLE    CONVERTIBLE    SERIES E       CLASS B
                                              PREFERRED      PREFERRED    PREFERRED       COMMON
                                                STOCK           STOCK        STOCK         STOCK        WARRANTS        TOTAL
                                             -----------    ------------  ----------      --------      --------       --------
Change in estimated redemption amount
   of put warrant                              $     --       $     --      $     --      $     --      $ (1,856)      $ (1,856)
Compensation expense on stock options                --             --            --            --            --             --
                                               --------       --------      --------      --------      --------       --------
Balance at September 26, 1998                    11,758         17,638            --           195         6,762         36,353
Net loss for the year                                --             --            --            --            --             --
Foreign currency translation adjustment              --             --            --            --            --             --

Comprehensive loss

Issuance of Series E preferred stock
   and warrants to purchase Class A
   common stock                                      --             --         5,080            --            --          5,080
Accretion of mandatory redeemable
   preferred stock                                  152            228         2,448            --            --          2,828
Accrued dividends on mandatory
   redeemable preferred stock                       782          1,173         1,006            --            --          2,961
Class A common stock issued in
   connection with acquisition of Goeland            --             --            --            --            --             --

Class A common stock issued upon
   exercise of warrants                              --             --            --            --            --             --
Sale of Class A Common Stock                         --             --            --            --            --             --
Issuance of additional warrants with
   put feature resulting from
   anti-dilution provisions                          --             --            --            --           329            329
Change in estimated redemption amount
   of put warrant                                    --             --            --            --        (1,591)        (1,591)

Compensation expense on stock options                --             --            --            --            --             --
                                               --------       --------      --------      --------      --------       --------
Balance at October 2, 1999                     $ 12,692       $ 19,039      $  8,534      $    195      $  5,500       $ 45,960
                                               ========       ========      ========      ========      ========       ========


                                                                         OTHER CAPITAL (DEFICIT)
                                           ---------------------------------------------------------------------------------------
                                            SERIES A
                                           CONVERTIBLE   SERIES C   CLASS A                                 OTHER
                                            PREFERRED   PREFERRED   COMMON     ADDITIONAL ACCUMULATED   COMPREHENSIVE
                                              STOCK       STOCK      STOCK      CAPITAL     DEFICIT      INCOME (LOSS)     TOTAL
                                           -----------  ---------  ----------  ---------- -----------   --------------    --------
Change in estimated redemption amount
   of put warrant                             $   --      $   --    $     --    $     --    $     --       $     --       $     --
Compensation expense on stock options             --          --          --         234          --             --            234
                                              ------      ------    --------    --------    --------       --------       --------
Balance at September 26, 1998                     --          --          59      63,084     (23,687)           297         39,753
Net loss for the year                             --          --          --          --     (41,711)            --        (41,711)
Foreign currency translation adjustment           --          --          --          --          --         (1,685)        (1,685)
                                                                                                                          --------
Comprehensive loss                                                                                                         (43,396)
                                                                                                                          --------
Issuance of Series E preferred stock
   and warrants to purchase Class A
   common stock                                   --          --          --       2,920          --             --          2,920
Accretion of mandatory redeemable
   preferred stock                                --          --          --          --      (2,828)            --         (2,828)
Accrued dividends on mandatory
   redeemable preferred stock                     --          --          --          --      (2,961)            --         (2,961)
Class A common stock issued in
   connection with acquisition of Goeland         --          --           1         718          --             --            719

Class A common stock issued upon
   exercise of warrants                           --          --           2          (2)         --             --             --
Sale of Class A Common Stock                      --          --           3       2,297          --             --          2,300
Issuance of additional warrants with
   put feature resulting from
   anti-dilution provisions                       --          --          --          --          --             --             --
Change in estimated redemption amount
   of put warrant                                 --          --          --          --          --             --             --

Compensation expense on stock options             --          --          --         360          --             --            360
                                              ------      ------    --------    --------    --------       --------       --------
Balance at October 2, 1999                    $   --      $   --    $     65    $ 69,377    $(71,187)      $ (1,388)      $ (3,133)
                                              ======      ======    ========    ========    ========       ========       ========


SEE ACCOMPANYING NOTES.

                  CHATHAM TECHNOLOGIES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                                                                            FISCAL            FISCAL          PERIOD FROM AUGUST 18,
                                                                          YEAR ENDED        YEAR ENDED         1997 (INCEPTION) TO
                                                                        OCTOBER 2, 1999  SEPTEMBER 26, 1998     SEPTEMBER 27, 1997
                                                                        ---------------  ------------------   ----------------------
                                                                                            (In thousands)
OPERATING ACTIVITIES
Net loss                                                                   $ (41,711)         $ (15,321)            $  (5,921)
Adjustments to reconcile net loss to net cash provided by (used in)
   operating activities:
     Depreciation and amortization                                            41,202             24,796                 2,491
     Change in estimated redemption amount of put warrant                     (1,591)            (1,856)                   --
     Deferred income taxes                                                    (6,535)            (6,338)               (3,145)
     Changes in operating assets and liabilities, net of effect of businesses acquired:
        Accounts receivable                                                  (18,967)           (10,431)               (1,494)
        Inventories                                                           (9,117)            (5,458)                1,563
        Prepaid expenses and other current assets                              2,964              5,701                   267
        Accounts payable and accrued expenses                                 35,993             13,026                 2,810
        Other                                                                  2,611             (2,105)                   --
                                                                           ---------          ---------             ---------
Net cash provided by (used in) operating activities                            4,849              2,014                (3,429)

INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired                              (16,125)           (58,096)             (130,261)
Other additions to plant and equipment, net                                  (13,871)           (13,094)                 (558)
                                                                           ---------          ---------             ---------
Net cash used in investing activities                                        (29,996)           (71,190)             (130,819)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt, net of financing costs              31,862            113,438               114,023
Payments of long-term debt                                                    (9,726)           (45,778)               (8,637)
Proceeds from sale of Series E preferred stock and warrants                    8,000                 --                    --
Proceeds from sale of Series B and D preferred and Class B common
   stock, net of offering costs                                                   --                 --                28,881
Proceeds from sale of Series A and Series C preferred and Class A
   common stock, net of offering costs                                         2,300              1,168                 5,375
                                                                           ---------          ---------             ---------
Net cash provided by financing activities                                     32,436             68,828               139,642

Effect of exchange rate changes on cash                                       (1,685)               297                    --
                                                                                                                    ---------

Increase (decrease) in cash and cash equivalents                               5,604                (51)                5,394
Cash and cash equivalents at beginning of period                               5,343              5,394                    --
                                                                           ---------          ---------             ---------
Cash and cash equivalents at end of period                                 $  10,947          $   5,343             $   5,394
                                                                           =========          =========             =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                                     $  19,006          $  10,677             $   1,160
                                                                           =========          =========             =========
Cash paid for income taxes                                                 $   1,491          $   4,240             $      --
                                                                           =========          =========             =========


See accompanying notes.

              Fiscal years ended October 2, 1999 and September 26, 1998, and the period from August 18, 1997 (inception)
                           through September 27, 1997

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Chatham Technologies, Inc. (the Parent), and its wholly owned subsidiary, Chatham Enterprises Inc. (Enterprises), were formed as Delaware corporations effective August 18, 1997, concurrent with the acquisition of several companies as described in Note 3.

The Company designs, manufactures, and assembles custom integrated electronic packaging systems primarily for communications industry original equipment manufacturers on a worldwide basis. The Company's operations and customer base are predominantly located in North America and Europe.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

FISCAL YEAR-END

The Company's fiscal year ends on the Saturday closest to September 30. For the fiscal year ended October 2, 1999, the financial statements include 53 weeks.

CASH EQUIVALENTS

Cash equivalents include money market mutual funds and other highly liquid investments purchased with maturities of three months or less.

INVENTORIES

Inventories are stated at the lower of cost, using the FIFO (first-in, first-out) method, or market.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are recorded at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. Amortization of capital leases and leasehold improvements is provided on a straight-line basis over the lives of the related assets or the life of the lease, whichever is shorter, and is included with depreciation expense.

GOODWILL AND OTHER INTANGIBLE ASSETS

The cost in excess of the fair value of tangible and identified intangible assets of the businesses acquired (goodwill) is being amortized on a straight-line basis over 20 years. Identified intangible assets acquired in connection with the acquisition of businesses consist mainly of employment contracts and covenants not to compete and customer lists, amortized over two to three years; and the value of the acquired work force, amortized over three to five years.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying amount, a write-down would be recorded to reduce the related asset to the amount of estimated future cash flows, for assets in use, or to estimated fair value for assets held for sale.

DEBT ISSUANCE COSTS

Debt issuance costs ($7.5 million at October 2, 1999 and $9.2 million at September 26, 1998, net of accumulated amortization) are amortized over the term of the related debt and are included in other long-term assets.

ORGANIZATION AND START-UP COSTS

Organization and start-up costs are expensed as incurred.

DEFERRED INCOME TAXES

Deferred income taxes are determined using the liability method, which gives consideration to the future tax consequences associated with differences between the financial accounting and tax bases of assets and liabilities. This method also gives immediate effect to changes in income tax laws. Valuation allowances are provided for deferred tax assets when their realization is not reasonably assured.

MANDATORY REDEEMABLE SECURITIES

Mandatory redeemable preferred stocks are recorded at their fair value at date of issuance. The recorded amount is accreted to the redemption amount over the period from date of issuance to the mandatory redemption date.

Mandatory redeemable common stock is stated at the $1 per share redemption price with the excess of fair value over the redemption amount at date of issuance recorded as additional capital.

Common stock purchase warrants with put features which permit the holder to require the Company to redeem the warrants for cash at a future date, at amounts determinable at that date, are stated at the estimated redemption amount as of the balance sheet date based on the estimated fair value of the underlying shares of common stock at that date. Changes in the estimated redemption amount are charged or credited to interest expense in the period of change.

PREFERRED STOCK DIVIDENDS

The Company accrues dividends on mandatory redeemable preferred stock. Dividends on other preferred stocks are not accrued until declared by the Board of Directors.

REVENUE RECOGNITION

The Company recognizes revenue at the time products are shipped. Net sales represent the sales price to the customer, net of returns and allowances.

STOCK-BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in its primary financial statements and to provide supplemental disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) (see Note 12).

CONCENTRATION OF CREDIT RISKS

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. At October 2, 1999 and September 26, 1998, one customer represented approximately 25% and 44%, respectively, of total accounts receivable. Another customer represented approximately 20% and 7% of total accounts receivable at October 2, 1999 and September 26, 1998, respectively. The Company performs ongoing credit evaluations of its customers, does not generally require collateral or other security, and maintains an allowance for potential credit losses. Credit losses have been minimal for all periods presented.

SIGNIFICANT CUSTOMERS

For fiscal years 1999 and 1998, two customers represented approximately 46% and 14% and 29% and 19%, respectively, of total sales. For the period from August 18 through September 27, 1997, four customers represented approximately 24%, 15%, 14%, and 12% of total sales.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist primarily of cash equivalents, accounts receivable, accounts payable, and debt instruments. The carrying amount of financial instruments, other than debt instruments, are representative of their fair values due to their short maturities. The Company's principal long-term debt bears interest at market rates and, thus, management believes their carrying amounts approximate fair value. Management believes the carrying amount of the remaining bonds and loans is not materially different from estimated fair value.

NET LOSS PER COMMON SHARE

Basic net loss per share attributed to common stockholders for each period is calculated by dividing the net loss attributed to common stockholders, as shown on the Consolidated Statement of Operations, by the weighted average number of shares of Class A common stock outstanding during each period. Diluted net loss per share attributed to common stockholders is calculated by increasing the net loss for the period by the dividend requirements on the Series C and Series E preferred stock. The resulting net loss attributable to common stockholders is divided by the weighted average number of shares of Class A common stock plus the dilutive effect of the assumed exercise of options and warrants and the assumed conversion of convertible securities outstanding for the period. For fiscal 1999 and 1998, and the period from August 18, 1997 through September 27, 1997, all shares related to the assumed exercise or conversion of options, warrants, and convertible securities totaling 9,101,190, 7,556,270, and 6,544,580, respectively, were excluded because their effect was anti-dilutive, except for fiscal 1998 in which the assumed exercise of the put warrant had a dilutive effect. The assumed exercise of the put warrant in fiscal 1998 increased the net loss attributed to common stockholders by $1.7 million, reflecting the reversal of the benefit related to the reduction in the put warrant liability and increased the weighted average shares outstanding by an additional 331,000 shares.

FOREIGN CURRENCY TRANSLATION

The local currencies of the Company's foreign operations are considered to be their functional currency. For operations in non-hyperinflationary economies, assets and liabilities are translated using year-end exchange rates and revenues and expenses are translated using the average rates in effect during the year, with the resulting translation adjustments included in other capital. For operations in hyperinflationary economies, monetary assets and liabilities are translated using year-end exchange rates, non-monetary assets and liabilities are translated using historic exchange rates, and revenues and expenses are translated using the average rates in effect during the year, with the translation adjustment included in other income/expense. Translation adjustments included in other capital are considered to be a component of other comprehensive income.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Similar Financial Instruments and for Hedging Activities" (SFAS 133), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company will be required to adopt SFAS 133 at the beginning of fiscal 2001. The Company has not determined the impact this pronouncement will have on its financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS

The financial statements for the period from August 18, 1997 (inception) through September 27, 1997, and for the fiscal year ended September 26, 1998, contain reclassifications to conform to the 1999 presentation.

3. ACQUISITIONS

On August 18, 1997, the Company completed the following acquisitions of electronics enclosure manufacturing businesses:

        B&M Machinery and Fabrication, Incorporated and its sister companies, Electrical Concepts & Assemblies, Incorporated and Advanced Fabrication Technologies, Inc., with operations in North Carolina, were acquired in a stock purchase transaction. The purchase price included $33.2 million cash, $6.2 million in debt assumed or retired, and 11,090 shares of the Company's Series A Convertible Preferred Stock.

        Hennessy Products Incorporated, with operations in Pennsylvania, was acquired in a stock purchase transaction for $18 million cash, $3.3 million in debt assumed or retired, and 6,000 shares of the Company's Series A Convertible Preferred Stock.

        Kingston Metal Specialties Co., with operations in Pennsylvania and South Carolina, was acquired in a stock purchase transaction for $33 million cash, $3.1 million in debt assumed or retired, and 15,000 shares of the Company's Series A Convertible Preferred Stock.

        Logic Design Metals, Inc. and Precision Techniques, Inc., operating as a division of Electric & Gas Technology, Inc., with operations in Texas, was acquired in an asset purchase transaction for $18.9 million cash and $2.3 million debt assumed.

        Pilot Technologies Corporation, with operations in New Jersey, was acquired in a stock purchase transaction for $26 million cash, $2.1 million in debt assumed or retired, and 4,000 shares of the Company's Series A Convertible Preferred Stock.

The Series A Convertible Preferred Stock issued in connection with the acquisitions was valued at $1,000 per share based upon an independent appraisal. Costs incurred in connection with the acquisitions totaled approximately $6.8 million.

A summary of the combined purchase price allocation is as follows (in thousands):


Fair value of tangible assets acquired, net of liabilities assumed    $ 35,188

Identified intangible assets representing employment
   contracts/covenants not to compete, customer lists, and
   the acquired workforces, net of $15,190 of deferred tax
   liabilities                                                          14,186
Goodwill                                                               122,596
                                                                      --------
                                                                      $171,970
                                                                      ========

The fair value of tangible assets acquired on August 18, 1997, includes $2.5 million relating to the excess of the fair value of inventories over their historical cost on the acquired company's financial statements. This excess of fair value over historical cost was charged to cost of sales when the inventories were sold during the period from August 18, 1997 through September 27, 1997.

On May 4, 1998, the Company acquired all of the outstanding capital stock of Innovation, Inc. (Innovation), with operations in Bothell, Washington. The purchase price consisted of the issuance of 150,000 shares of Class A common stock valued at $2.0 million, cash payments to extinguish debt of $0.7 million, and other transaction related costs of $0.6 million. The acquisition was accounted for using the purchase method and resulted in recording approximately $3.3 million of goodwill and identified intangible assets. Innovation's results of operations have been included in the consolidated results of operations from the date of acquisition.

Effective May 31, 1998, the Company acquired all of the outstanding capital stock of Swedform AB (Swedform), based in Skillingaryd, Sweden. The initial purchase price was comprised of $44.9 million in cash and 850,000 shares of Class A common stock valued at $11.1 million based on an independent, third-party appraisal, with transaction-related costs totaling $5.5 million. In July 1998, pursuant to earn out provisions related to sales of Swedform, an additional $6.3 million in cash was paid and an additional 425,000 shares of Class A common stock valued at $5.5 million were issued to the sellers. The purchase agreement provided for additional contingent consideration (in cash and Class A common stock) based on Swedform's earnings before interest, taxes, depreciation, and amortization for the year ended December 31, 1998, exceeding predetermined levels. The acquisition was accounted for using the purchase method and resulted in recording approximately $55.1 million of goodwill and identified intangible assets, net of related deferred tax liabilities in fiscal 1998. In October 1999, the Company made the final determinations on the contingent consideration provisions in the purchase agreement and issued 300,000 shares of Class A common stock and recorded $2.3 million of additional goodwill in fiscal 2000. Swedform's results of operations have been included in the consolidated results of operations from the date of acquisition.

A summary of the combined purchase price allocation for fiscal 1998 acquisitions is as follows (in thousands):

Fair value of tangible assets acquired, net of liabilities assumed            $18,104

Identified intangible assets representing employment
  contracts/covenants not to compete, customer lists, and the
  acquired workforce, net of $2,853 of related deferred tax liabilities         6,174
Goodwill                                                                       52,268
                                                                              -------
Total                                                                         $76,546
                                                                              =======

The fair value of tangible assets acquired in fiscal 1998 acquisitions includes $0.7 million relating to the excess of the fair value of inventories over their historical cost on the acquired company's financial statements. This excess of fair value over historical cost was charged to costs of sales in fiscal 1998 when the inventories were sold.

Effective December 3, 1998, the Company acquired all the outstanding capital stock of Goeland Industries S.A. (Goeland) in Montilliers, France. The purchase price consisted of cash of $15.3 million, the issuance of 81,330 shares of Class A common stock valued at $0.6 million based upon an independent, third-party valuation, and transaction related costs of $0.9 million. The cash portion of the purchase price was financed through the Company's acquisition loan facility and from the sale of 8,000 shares of Series E Preferred Stock (see Note 12).

A summary of the purchase price allocation for the Goeland acquisition is as follows (in thousands):

Fair value of tangible assets acquired, net of liabilities assumed            $ 2,414

Goodwill and other identified intangibles, net of $ 518 of related
  deferred tax liabilities                                                     14,463
                                                                              -------
Total                                                                         $16,877
                                                                              =======

The fair value of tangible assets acquired in the fiscal 1999 acquisition includes $0.3 million relating to the excess of the fair value of inventories over their historical cost on the acquired company's financial statements. This excess of fair value over historical cost was charged to costs of sales in fiscal 1999 when the inventories were sold.

4. INVENTORIES

Inventories consist of the following (in thousands):

                     October 2,  September 26,
                        1999        1998
                     ---------   -------------
Raw materials         $23,644      $16,249
Work in progress       12,763       10,029
Finished goods          7,906        4,332
                      -------      -------
Total                 $44,313      $30,610
                      =======      =======

Effective October 14, 1998, the Company purchased $1.3 million of inventory from an Ericsson Telecom AB subsidiary located in Spain. Effective July 31, 1998, the Company purchased $2.7 million of inventory from subsidiaries of Ericsson Telecom AB located in Croatia and Mexico.

5. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment, at cost, consists of the following (in thousands):

                                                   Estimated
                                                 Useful Lives     October 2,   September 26,
                                                    (Years)          1999           1998
                                                 ------------     ----------   -------------
Land                                                               $    827       $    827
Buildings and land improvements                           25          5,034          4,815
Leasehold improvements                              12 to 15          2,166          1,696
Machinery and equipment                             10 to 12         55,971         56,080
Furniture and fixtures                                5 to 7          7,442          2,206
Computers and software                                3 to 5          3,621          1,956
Construction in progress                                                640          1,569
                                                                   --------       --------
Total                                                                75,701         69,149
Less accumulated depreciation and amortization                       (5,239)        (3,967)
                                                                   --------       --------
Net property, plant, and equipment                                 $ 70,462       $ 65,182
                                                                   ========       ========

Included in the above totals for machinery and equipment is approximately $11.1 million at October 2, 1999, and $10.6 million at September 26, 1998, relating to capital leases.

Effective October 14, 1998, the Company purchased $2.0 million of equipment of components of the mechanical, cable, and product integration operations of an Ericsson Telecom AB subsidiary located in Spain.

Effective July 31, 1998, the Company purchased $2.9 million of equipment of components of the mechanical, cable, and product integration operations of Ericsson Telecom AB subsidiaries located in Croatia and Mexico.

Goodwill and other intangible assets resulting from acquisitions of businesses and the formation of the Company consist of the following (in thousands):

                                                      October 2, 1999      September 26, 1998
                                                      ---------------      ------------------
Goodwill                                                 $ 188,158             $ 174,863
Customer lists                                              20,238                18,738
Employment contracts/covenants not to compete               14,623                14,623
Acquired workforce                                           4,365                 4,365
                                                         ---------             ---------
                                                           227,384               212,589
Less accumulated amortization                              (50,008)              (22,208)
                                                         ---------             ---------
                                                         $ 177,376             $ 190,381
                                                         =========             =========

7. SHORT-TERM DEBT

Short-term debt represents a Secured Line of Credit facility (the Facility), with foreign financial institutions held by a foreign subsidiary. The line of credit is reviewed annually and the terms of the agreement call for either the outstanding amount to be fully repaid or for the facility to be extended for another 12-month period. The Facility is collateralized by the subsidiary's inventory and equipment. Interest accrues quarterly at the Stockholm Interbank Offer Rate (STIBOR) plus 0.75%. At October 2, 1999, the interest rate on the facility was 3.8%.

8. LONG-TERM DEBT

The Company's Credit Agreement dated August 18, 1997, was amended and restated as of May 29, 1998 and November 27, 1998 (the Amended Credit Agreement). The Amended Credit Agreement provides for senior collateralized financing aggregating up to $260.4 million, consisting of: (i) a term loan facility with an aggregate principal amount of $120.5 million, comprised of two facilities, the first of which (Tranche A) has a principal amount of $55.5 million and the second of which (Tranche B) has a principal amount of $65.0 million; (ii) a revolving loan facility (the Revolving Loan) in an aggregate principal amount of $28.0 million; and (iii) an acquisition loan facility (the Acquisition Loan) in an aggregate principal amount of $112.0 million.

Tranche A of the term loan, the Revolving Loan, and the Acquisition Loan bear interest, at the Company's option, at the offered quotation to first-class banks in the New York interbank Eurodollar market (adjusted for maximum reserves) plus 2.75% or the higher of (i) the Federal Funds Rate plus 1/2 of 1% or (ii) the Prime Commercial Lending Rate of The Chase Manhattan Bank, N.A (the Base Rate) plus 1.75%. Tranche B of the term loan bears interest, at the Company's option, at the offered quotation to first-class banks in the New York interbank Eurodollar market plus 3.25% or the Base Rate plus 2.25%. Additionally, the Company must pay a commitment fee equal to 1/2 of 1% per annum on the unused portion of the commitments related to Tranche A of the term loan, the Revolving Loan Facility, and the Acquisition Loan facility. The interest rates at October 2, 1999, for Tranche A and Tranche B of the term loan ranged from 8.13% to 8.44% and 8.63% to 8.94%, respectively. The interest rates at October 2, 1999, for the Acquisition Loan ranged from 8.00% to 10.25%, and the interest rates on the Revolving Loan ranged from 8.00% to 10.25%.

Concurrent with the acquisition of Goeland and the issuance of the Series E preferred (see Note 12), the Company and its lenders agreed to further amend the Amended Credit Agreement and the Senior Subordinated Notes (defined later). The amendment: (i) allowed the Company to acquire Goeland; (ii) allowed the elimination of $2.2 million of expense for the quarter ended September 26, 1998, from the computation of EBITDA, as defined, for covenant calculation purposes;
(iii) prohibited the payment of management, closing, or similar fees by the Company or any of its subsidiaries to Kidd & Company, LLC (KCO) in accordance with the Management Services Agreement (MSA), however, the Company continues to accrue the management fees under the MSA; (iv) made the financial covenants contained in the Amended Credit Agreement less restrictive; and (v) modified the interest rates as follows: Tranche A of the term loan, the Revolving Loan, and the Acquisition Loan bear interest, at the Company's option, at the offered quotation to first-class banks in the New York interbank Eurodollar market (adjusted for maximum reserves) plus 3.00% or the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the Prime Commercial Lending Rate of The Chase Manhattan Bank, N.A (the Base Rate) plus 2.00%. Tranche B of the term loan bears interest, at the Company's option, at the offered quotation to first-class banks in the New York interbank Eurodollar market plus 3.50% or the Base Rate plus 2.50%.

The Amended Credit Agreement requires the Company to establish a fixed or maximum interest rate for an aggregate notional amount of at least 50% of the Company's outstanding principal amount of Tranche B of the term loan. Additionally, within 60 days following a borrowing under the Acquisition Loan, the Company must establish a fixed or maximum interest rate for an aggregate notional amount of at least 50% of the outstanding principal amount of Tranche A of the term loan and/or Acquisition Loan.

Accordingly, the Company entered into agreements with a commercial bank as follows:

        (a) Effective October 17, 1997, the Company executed an interest rate collar agreement related to Tranche B of the term loan that establishes the maximum and minimum Base Rate of 8.75% and 5.18%, respectively. The agreement expires September 30, 2000, and has notional amounts that decrease during the period of the agreement from $60.7 million to $55.5 million. The fair value of the interest rate collar was nominal at October 2, 1999.

        (b) On September 8, 1998, the Company executed an interest rate collar agreement related to the Acquisition Loan with an effective date of September 30, 1998, that establishes the maximum and minimum Base Rate of 6.5% and 4.8%, respectively. The agreement expires September 30, 2001, and has notional amounts that decrease during the period of the agreement from $13.4 million to $9.3 million. The fair value of the interest rate collar was nominal at October 2, 1999.

        (c) On June 4, 1999, the Company executed an interest rate cap agreement related to the Acquisition Loan with an effective date of June 8, 1999, that establishes a maximum Base Rate of 8.75%. The agreement expires March 31, 2002, and has notional amounts that decrease during the period of the agreement from $9.4 million to $5.0 million. The fair value of the interest rate cap was nominal at October 2, 1999.

The Company's obligations under the Amended Credit Agreement are collateralized by: (i) a first priority perfected pledge of all capital stock, notes, and securities owned by the Company and each of its U.S. subsidiaries; (ii) first priority liens on and security interests in all other tangible and intangible assets owned by the Company and its U.S. subsidiaries; and (iii) all of the stock of Swedform and other equity ownership interests of the Company's other non-U.S. subsidiaries.

The Amended Credit Agreement contains negative and affirmative covenants including, but not limited to, prohibitions on liquidation, dissolution, and the payment of dividends and restrictions on capital expenditures, lease payments, debt and guarantees, liens and encumbrances on any property, mergers, consolidations, acquisitions of assets, investments, advances, change of business, distributions, repurchases or redemptions of outstanding stock (including options or warrants), the voluntary prepayment, repurchase, redemption, or defeasance of debt, and the sale, transfer, or lease of assets.

On May 29, 1998, the Company entered into a senior subordinated debt agreement (the Senior Subordinated Notes) with commercial lenders totaling $40 million. The Senior Subordinated Notes bear interest at the Company's option at LIBOR plus 4% or Base Rate plus 3% and mature on August 18, 2006. The interest rate at October 2, 1999, was 9.44%. The notes are subordinated to the senior credit facilities and have a subordinate collateral position.

Concurrent with issuing the Senior Subordinated Notes, the Company issued to the lenders 165,740 warrants to purchase an equivalent number of shares of Class A common stock and 497,250 warrants to purchase an equivalent number of shares of Class C common stock. The warrants to purchase shares of Class A and Class C common stock have an exercise price of $.001 per share and expire after ten years. Additional warrants could also be issued pursuant to anti-dilution provisions.

The warrants contain provisions that, when exercisable, permit the warrant holder to require the Company to repurchase the warrants, or shares received from the exercise of the warrants, at a purchase price equal to the then fair value of the underlying common stock (the Put Feature). The Put Feature can be exercised upon the occurrence of specified events, including a change in control of the Company, as defined, the refinancing of the loans made pursuant to the Amended Credit Agreement, the fifth anniversary of the issuance of the warrants, or the notification of the filing of a registration statement for a qualified initial public offering, as defined. The proceeds from the issuance of the Senior Subordinated Notes were allocated between the debt and the warrants, based upon the relative fair value resulting in the recording of $8.6 million of debt discount and a component of mandatory redeemable convertible stock and warrants for the potential redemption of the warrants in the same amount. The debt discount will be amortized as additional interest expense, with no related tax benefit, over the life of the Senior Subordinated Notes. As more fully discussed in Note 12, the issuance of the Series E preferred in December 1998 triggered the anti-dilution provisions resulting in the issuance of an additional 9,300 warrants to purchase an equivalent number of shares of Class A common stock and 27,900 warrants to purchase and equivalent number of shares of Class C common stock. The impact of these additional warrants has resulted in an additional $0.3 million of debt discount to be amortized as additional interest expense, with no related tax benefit, over the remaining life of the Senior Subordinated Notes. The amount of debt discount and the liability for the potential redemption of the warrants will be increased if the contingent warrants are required to be issued. The warrant component of mandatory redeemable convertible stock and warrants will be adjusted as of each financial statement date to reflect the fair value of the potential obligation under the put feature as of that date based on the then fair value of the underlying common stock, with the offset being charged or credited to interest expense.

At October 2, 1999, the potential redemption amount of the warrants had decreased to $5.2 million from $6.8 million at September 26, 1998, net of the additional warrants noted above, due to a decrease in the fair value of the underlying common stock, based on an independent valuation of the common stock. The $1.6 million decrease was credited to interest expense in the Statement of Operations. At September 26, 1998, the potential redemption amount of the warrants had decreased to $6.8 million from $8.6 million at May 31, 1998, due to a decrease in the fair value of the underlying common stock, based on an independent valuation of the common stock. The $1.9 million decrease was credited to interest expense in the Statement of Operations.

On December 10, 1999, the Amended Credit Agreement was further amended. In connection with the amendment, the Revolving Loan commitment was reduced by $2 million to a maximum of $26 million, consent was obtained for specific transactions, past covenant violations were waived, and future financial covenants were reset. In consideration for the amendment, the participating financial institutions were granted warrants to purchase 1,772,487 shares of Class C common stock with an exercise price of $7.80 per share. Half of the warrants (the Cancelable Warrants) are cancelable if, before April 1, 2000, the Company receives net proceeds from the issuance of junior securities, as defined, of at least $47.7 million, or if all of the loans under the Amended Credit Agreement have been paid. If these warrants are canceled, the exercise price of the remaining warrants (the Redeemable Warrants) is adjusted to the fair value of the underlying Class A common stock, as defined, as of the cancellation date. The Redeemable Warrants can be redeemed for an aggregate of $0.5 million if the loans under the Amended Credit Agreement have been paid by October 1, 2000. The exercise price of any warrants outstanding on October 1, 2000, is adjusted to $.01 per share. The cancelable and redeemable warrants are not exercisable until after March 31, 2000 and September 30, 2000, respectively, and have 10-year terms.

On December 10, 1999, the Senior Subordinated Notes were amended to obtain consents and waivers. In consideration for the amendment, the holders of the Senior Subordinated Notes were granted warrants to purchase 493,373 shares of Class C common stock at $7.80 per share. Half of the warrants are cancelable under terms similar to the cancelable warrants issued with the Amended Credit Agreement amendment described above. The remaining warrants are redeemable warrants with terms similar to the Redeemable Warrants issued with the Credit Agreement amendment except that the aggregate redemption price is $.001 million and the warrants can be redeemed if the Company has consolidated EBITDA, as defined, of at least $23.5 million for the nine-month period ended June 30, 2000.

As more fully discussed in Note 18, the Cancelable Warrants issued under both December 10, 1999 amendments were cancelled in connection with the Flextronics transaction.

On December 10, 1999, the Company entered into Term Loan agreements totaling $10 million with BHC Interim Funding, L.P., a Delaware limited partnership and a limited partnership controlled by the Company's Chief Executive Officer. The proceeds were used to repay $2.5 million of principal, accrued interest and fees owed pursuant to the Amended Credit Agreement and $3.1 million of interest and fees on the Senior Subordinated Notes and the reminder to provide working capital, and pay legal and closing fees related to the transaction. The Term Loans have a stated maturity of December 10, 2000, and bear interest at an initial rate of 13.5% with increasing interest rates if not repaid by maturity. The Term Loan agreements also provide for a $350,000 closing fee, and transaction fees due periodically during the maturity period. The transaction fees vary in amounts from $150,000 if the Term Loans are repaid by March 9, 2000, to $500,000 if repaid before December 10, 2000. Additional fees are charged if the Term Loans are not repaid by the maturity date. These transaction fees will be accrued and recorded as additional debt discount and amortized as additional interest expense over the period the principal is outstanding. As more fully discussed in Note 18, transaction fees of $150,000 were paid in conjunction with the repayment of the Term Loan principal. Additionally, as part of the Term Loans, the Company granted warrants to the lenders to purchase 300,000 shares of Class A common stock at $7.80 per share. The estimated fair value of these warrants of

$1.6 million will be treated as additional debt discount and amortized as additional interest expense over the period the principal is outstanding.

As more fully discussed in Note 18, the Term Loans were fully repaid with the proceeds from the Flextronics transaction in February 2000. No additional warrants were issued. In addition, $30 million of the proceeds of the Flextronics transaction were used to reduce principal on the Revolving Loan, Tranche A and B, and the Acquisition Loan on a pro rata basis.

The Company's outstanding long-term debt consists of the following (in thousands):

                                                                   October 2, 1999    September 26, 1998
                                                                   ---------------    ------------------
Tranche A Term Loan                                                    $ 51,681            $ 54,950
Tranche B Term Loan                                                      64,650              64,850
Acquisition Loan                                                         45,518              32,193
Senior Subordinated Notes, net of $7,599 and $8,415 of debt
   discount in 1999 and 1998, respectively                               32,400              31,585
Revolving Loan                                                           26,000               9,800
Other, including obligations under capital leases                        18,443              17,525
                                                                       --------            --------
                                                                        238,692             210,903
Less current maturities                                                  18,888               7,365
                                                                       --------            --------
Long-term debt, less current maturities                                $219,804            $203,538
                                                                       ========            ========

Maturities of long-term debt at October 2, 1999, by fiscal year, are as follows (in thousands):

2000                                                 $ 18,888
2001                                                   26,251
2002                                                   33,824
2003                                                   60,638
2004                                                   29,402
Thereafter                                             77,288
                                                     --------
Total                                                 246,291
Less discount on Senior Subordinated Debt               7,599
                                                     --------
Total                                                $238,692
                                                     ========

The above table of long-term debt maturities does not reflect the $30 million prepayment of principal or the adjusted principal payment terms described above and in Note 18.

9. RELATED PARTY TRANSACTIONS

GENERAL

William J. Kidd (Kidd) either directly or through affiliated companies is the Company's founder. Kidd and related family trusts hold a controlling interest in KC Enclosures, LLC, which, in turn, holds 4.5 million shares of Class A common stock and all the Series C preferred stock of the Company.

MANAGEMENT SERVICES AGREEMENT AND CLOSING FEE AGREEMENT

The MSA provides that KCO will perform ongoing management services including, but not limited to, preparation of business plans and budgets, financial planning, implementation of business plans, personnel recruiting and compensation, and acquisitions and other business combinations. Under the agreement, KCO is to receive from the Company an annual management fee of $1.3 million plus .75% of the purchase price paid for any Company acquisitions and reasonable out-of-pocket expenses. Fees paid or accrued for fiscal 1999 and 1998, and for the period from August 18, 1997 through September 27, 1997, were $2.2 million, $3.0 million, and $0.2 million, respectively.

The CFA provides that KCO will perform acquisition-related services including, but not limited to, preparation and analysis of documents relating to acquisitions, financing arrangements, due diligence, organizational materials, employment agreements, and other ancillary documents. The Company, pursuant to the CFA for fiscal 1999 and 1998 and the period from August 18, 1997 through September 27, 1997, incurred $0.4 million, $1.3 million, and $2.6 million in fees and $0.2 million, $0.1 million, and $1.1 million, respectively, in expense reimbursements related to the closing of the acquisitions referred to in Note 3. The CFA requires that the Company pay KCO 1.5% of the purchase price, as defined, of any future acquisitions.

Combined fees under the agreements shall not exceed $3 million in any one year, subject to certain exceptions. The MSA and CFA agreements are for a seven-year term or expire earlier based on specified contingent events. See Note 8, "Long-Term Debt" for limitations on payment of fees to KCO.

SUBSIDIARY REAL ESTATE LEASES

Some of the Company's subsidiaries lease real property from the previous owners of businesses acquired who are shareholders of the Company. The lease expense related to such properties for fiscal 1999 and 1998, and the period from August 18, 1997 through September 27, 1997, was approximately $5.7 million, $3.2 million, and $0.3 million, respectively.

Additionally, one of the Company's subsidiaries leases machinery and equipment from the previous owner of the business who is a shareholder of the Company. The lease expense related to such equipment for fiscal 1999 and 1998, and the period from August 18, 1997 through September 27, 1997, was approximately $0.5 million, $0.5 million, and $0.1 million, respectively.

CUSTOMER CONTRACT

Revenues of $17.0 and $1.4 million have been recognized during fiscal 1999 and 1998, respectively, related to a customer whose former president serves on the Company's Board of Directors.

10. RESTRUCTURING AND OTHER CHARGES

In 1999 the Company implemented cost reduction initiatives at its corporate office and at its business units resulting in estimated severance and other costs related to executives and employees of approximately $4.4 million, and other estimated exit costs, primarily related to facilities, of approximately $1.7 million. Included in accrued expenses at October 2, 1999, are accrued restructuring costs of $5.0 million. There were no accrued restructuring costs at September 26, 1998.

In addition, included in fiscal 1999 and 1998 restructuring and other charges are $1.4 million and $1.1 million, respectively, in costs previously capitalized for acquisitions or financing transactions which were not completed by the Company.

11. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows (in thousands):

                                                     October 2, 1999    September 26, 1998
                                                     ---------------    ------------------
Deferred tax assets:
  Non-deductible reserves                               $  1,729             $  1,950
  Accrued expenses not deductible until paid               1,504                    8
  Organization costs                                         622                  941
  Net operating loss carryforwards                        12,643                4,656
                                                        --------             --------
Total deferred tax assets                                 16,498                7,555
   Less valuation allowance                               (6,807)              (1,252)
                                                        --------             --------
Net deferred tax assets                                    9,691                6,303

Deferred tax liabilities:
   Identified intangible assets                           (7,307)             (10,267)
   Property, plant, and equipment                         (5,853)              (5,486)
   Inventory                                                (507)                (760)
   Other                                                  (1,284)                 (52)
                                                        --------             --------
Total deferred tax liabilities                           (14,951)             (16,565)
                                                        --------             --------
Net deferred tax liabilities                            $ (5,260)            $(10,262)
                                                        ========             ========

In 1999, a valuation allowance has been provided for the excess of deferred tax assets of U.S. operations over deferred tax liabilities of U.S. operations. In 1998, the valuation allowance relates to the net operating loss carryforward of an acquired U.S. corporation.

Net current deferred tax assets of $1.8 million and $1.2 million are included in other current assets as of October 2, 1999 and September 26, 1998, respectively.

The Company has U.S. net operating loss carryforwards of approximately $41 million, $500,000 of which expires in 2012. The remaining net operating loss will begin expiring in 2018. The Company has foreign net operating loss carryforwards of approximately $4.5 million that begin expiring in 2003.

Statement of Financial Accounting Standard No. 109 requires that deferred tax assets be reduced by a valuation allowance if their realization is not reasonably assured. Realization of the future benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate U.S. taxable income within the net operating loss carryforward period. Management has considered these factors, in conjunction with historical results, in determining the valuation allowance recorded in fiscal 1999.

The income tax expense/(benefit) consists of the following (in thousands):

                                                            Period from
                      Fiscal               Fiscal         August 18, 1997
                    Year Ended          Year Ended       (inception) through
                  October 2, 1999    September 26, 1998  September 27, 1997
                  ---------------    ------------------  ------------------
Current:
  Federal             $    --             $    --             $  (439)
  State                   380               1,407                 215
  Foreign               3,522                 446                  --
                      -------             -------             -------
                        3,902               1,853                (224)
Deferred:
   Federal             (4,170)             (5,304)             (2,433)
   State                 (491)               (618)               (712)
   Foreign             (1,874)               (416)                 --
                      -------             -------             -------
                       (6,535)             (6,338)             (3,145)
                      -------             -------             -------
Total                 $(2,633)            $(4,485)            $(3,369)
                      =======             =======             =======

A reconciliation between the income tax benefit computed at the federal statutory rate and the recorded income tax benefit is as follows (in thousands):

                                                                                                     Period from August 18,
                                           Fiscal Year Ended             Fiscal Year Ended          1997 (inception) through
                                            October 2, 1999              September 26, 1998            September 27, 1997
                                     -------------------------       -------------------------      -------------------------
Income tax benefit
  computed at the federal
  statutory rate                     $(15,077)           (34)%       $ (6,734)           (34)%      $ (3,158)           (34)%
State income taxes, net
  of federal benefit                     (240)            (1)             520              3            (330)            (3)
Amortization of goodwill,
  not deductible for tax
  purposes                              2,987              7            2,408             12             119              1
Foreign tax rate
  differential                            136             --               --             --              --             --
Foreign losses not
  benefited                               976              2               --             --              --             --
Foreign taxes net of
  federal benefit                       1,273              3             (201)            (1)             --             --
Repatriation of foreign
  earnings                              2,053              5
Non-taxable change in
  amount recorded for
  warrants with put
  feature                                (350)            (1)            (631)            (4)             --             --
Valuation allowance                     5,555             13               --             --              --             --
Other                                      54             --              153              1              --             --
                                     --------       --------         --------       --------        --------       --------
Income tax benefit                   $ (2,633)            (6)%       $ (4,485)           (23)%      $ (3,369)           (36)%
                                     ========       ========         ========       ========        ========       ========

The effective rate for state income taxes is different from the expected benefit rate due to Parent company expenses, principally interest and amortization of goodwill, which are not deductible in some instances for state income tax purposes.

12. STOCKHOLDERS' EQUITY

MANDATORY REDEEMABLE STOCK AND WARRANTS

On August 18, 1997, the Company issued $30 million face amount (12,000 and 18,000 shares, respectively) of Series B and Series D mandatory redeemable convertible preferred stock, $.01 par value (the Series B preferred and Series D preferred), and 195,000 shares of Class B mandatory redeemable convertible common stock, par value $.01 (the Class B common) in a private placement to investors for $30.2 million cash. The relative fair values of the Series B and Series D preferred ($932 per share) and the Class B common ($1.20 per share) were determined based upon an independent appraisal.

The Series D preferred is identical to the Series B preferred except that the Series D preferred is not entitled to vote on one issue - the election of the Board of Directors of the Company. On all other matters, the holders of the Series B preferred and the Series D preferred are entitled to vote with the holders of common stock as a single class, with the number of votes based upon the number of shares of common stock that would be held by the holders of the Series B preferred and the Series D preferred after conversion.

Cumulative dividends accrue daily and compound quarterly at a rate of 6% per annum whether or not declared. Each share of the Series B preferred can initially be converted into fifty shares of Class A common stock (the Class A common). The conversion rate increases pursuant to a formula based on accumulated but unpaid dividends. Upon conversion, all accrued and unpaid dividends are extinguished. Each share of Series D preferred can be converted into one share of the Series B preferred. Conversion of the Series B preferred and the Series D preferred may occur at any time at the option of the holder.

Each share of Class B common is convertible at any time at the option of the holder into ten shares of Class A common subject to anti-dilution provisions. The Class B common is entitled to one vote for each share of Class A common into which it is convertible.

To the extent not previously converted, on October 17, 2005, mandatory redemption is required of the outstanding shares of Series B preferred and Series D preferred, and any shares of Class B common held by the holders of shares of Series B and Series D preferred being redeemed, at the liquidation preference of $1,000 per share plus accrued dividends for the Series B preferred and the Series D preferred, and $1 per share for the Class B common.

The Company may, at its option, subject to certain conditions, redeem all or a portion of the redeemable convertible preferred shares at any time after the closing of an initial public offering (IPO), as defined, of Class A common of not less than $25 million, net of offering costs (as defined). The Company's option to redeem is contingent upon the purchasers of the Class B common, the Series B preferred, and the Series D preferred receiving an annualized internal rate of return on their investment of 25%, based on the value of the underlying Class A common on an as if converted basis. Further, if less than all of the Series B preferred and the Series D preferred is redeemed, the Company is required to ensure that the liquidation value (defined as $1,000 per share plus accrued unpaid dividends) of the remaining Series B preferred and Series D preferred, is not less than $15 million.

Future issuances of Class A common at a price less than the higher of (i) the fair market value of the Class A common on the date of issuance or (ii) $8.90 per share (except for certain exempted employee stock options with lower thresholds) will result in anti-dilution adjustments to the Series B preferred, the Series D preferred and the Class B common.

On December 2, 1998 the Company sold 8,000 shares of Series E preferred to existing shareholders for $8 million in connection with the Goeland acquisition. The Series E preferred accrues dividends at 15% annually which are payable only upon redemption of the Series E preferred or upon liquidation of the Company, or as otherwise determined by the Board of Directors. If the Series E preferred is not redeemed within two years, the dividend rate is adjusted to 35% retroactive to the date of issuance. The Series E preferred requires mandatory redemption upon the issuance of more than $25 million of equity securities by Chatham, subject to approval by holders of the Series B and Series D preferred and the Company's lenders. As discussed in Note 18, the Series E preferred was redeemed in February 2000.

The purchasers of the Series E preferred were also granted warrants to purchase 750,000 shares of Class A common for $0.001 per share. Warrants to purchase 234,380 shares of Class A common were exercised by holders in 1999. Warrants to purchase 515,620 of shares of Class A common remain outstanding at October 2, 1999. The issuance of Series E preferred and related warrants triggered anti-dilution provisions related to the Class B common, the Series B and D preferred and the Senior Subordinated Notes, the effect of which was to adjust the conversion rates of the Class B common from 10 to 11.13 shares of Class A common and the conversion rates of the Series B and Series D preferred from 5 to
5.85 shares of Class B common.

The terms of the Series E preferred prohibit the declaration or payment of dividends on all of the Company's common and preferred stock, except for the Series B and Series D preferred.

OTHER PREFERRED AND COMMON STOCK

On August 18, 1997, the Company issued 36,340 shares of Series A convertible preferred stock, par value $.01 (the Series A preferred), with a face amount of $36.3 million. The fair value of the Series A preferred ($1,000 per share) was determined based on an independent appraisal. Of that amount, $250,000 was received in cash for 250 shares, with the balance issued as a portion of the purchase price of the companies purchased on August 18, 1997 (see Note 3). During 1998, the Company sold 1,168 shares of Series A preferred stock for cash at $1,000 per share to various key employees. Each share of the Series A convertible preferred is convertible at any time at the option of the holder into 50 shares of Class A common. Cumulative dividends accrue at a rate of $60 per share per annum whether or not declared. Except in connection with a redemption of the Series A preferred or upon liquidation of the Company, dividends are not paid in cash. The Company, at its option, has the right to redeem all, but not less than all, of the Series A preferred at any time. The Series A preferred holders are not entitled to vote on any matter except as provided by law. The Series A preferred has a liquidation preference of $1,000 per share plus accrued but unpaid dividends. This liquidation preference is junior to the Series B and the Series D preferred, but senior to the Series C preferred stock, the Class B common, and the Class A common.

On August 18, 1997, the Company sold 4,680 shares of Series C preferred stock, par value $.01 (the Series C preferred) and 4,453,300 shares of Class A common, par value $.01 to KC Enclosures, LLC for $5.1 million cash. Cumulative dividends accrue on the Series C preferred at an annual rate of 6% and are not payable in cash, except in the case of a redemption of the Series C preferred, liquidation of the Company, or as otherwise determined by the Board of Directors. Holders of the Series C preferred do not have voting rights except for rights provided by law. The Series C preferred has a liquidation preference of $1,000 per share plus accumulated unpaid dividends. The Company may, at its option, redeem any or all of the Series C preferred at any time after an IPO of the Company's securities, providing that the Series A preferred and Series B preferred have been converted or redeemed. The redemption price is $1,000 per share plus accrued unpaid dividends.

In connection with the closing of the acquisitions and financing on August 18, 1997, KC Enclosures, LLC agreed to contribute all shares of the Series C preferred to the capital of the Company upon the first to occur of: (i) an IPO;
(ii) sale or disposition, as defined, of all or substantially all of the capital stock, businesses, or assets of the Company; or (iii) certain other events.

During fiscal 1999, the Company received gross proceeds of $1.3 million from sales to existing shareholders of 166,660 shares of its Class A common. In 1999, the Company also received $1 million from a limited partnership controlled by the Company's Chief Executive Officer for the sale of 128,210 shares of Class A common and warrants to purchase 750,000 shares of Class A common at an exercise price of $7.80. As discussed in Note 18, the warrants were exercised in April 2000.

As of December 1999, the Company has authorized 3.0 million shares of Class C common stock, par value $.01 per share (the Class C common), of which 514,020 shares may be issued pursuant to the warrants described in Note 8. The Class C common is nonvoting and is convertible into Class A common on a one-for-one basis.

The Company has 839,320 shares of authorized but undesignated preferred stock, par value $.01.

ACCUMULATED UNPAID DIVIDENDS

Dividends accumulated and unpaid on all series of preferred stock through October 2, 1999, are $10.3 million ($133.16 per share for Series B and D preferred, $125.75 per share for Series E preferred, and $125.72 per share for Series A and C preferred). Except for Series C and Series E preferred, which have no conversion rights, upon conversion, all accumulated and unpaid dividends are extinguished. Generally, upon redemption or liquidation, all accumulated and unpaid dividends are paid to the extent of available assets based on liquidation and redemption preferences. No dividends may be paid on the common stock until accumulated unpaid dividends are paid on the preferred stock.

CONTINGENT SHARE AGREEMENT

In connection with the August 18, 1997 private placement of the Class B common, the Series B preferred, and the Series D preferred, William J. Kidd, on behalf of the Company and KC Enclosures, LLC executed a Contingent Share Agreement. The agreement provides that the investors in the private placement will have the option to purchase at an exercise price of $0.10 per share the 494,810 shares reserved for the performance-based employee stock option of the Company's former Chief Executive Officer to the extent that the option is terminated or expires without being exercised. Additionally, the agreement provides that if the investors obtain an annual internal rate of return of less than 30% on the aggregate purchase price of the Company's securities, within a variable measurement period, KC Enclosures, LLC will transfer to the investors 500,000 shares of Class A common owned by KC Enclosures, LLC. Under the agreement, the annual rate of return is further defined as the rate of return that, when applied to a future value over the measurement period, would result in a present value of $20.1 million as of the closing of the Securities Purchase Agreement for the Class A common into which the Series B preferred, the Series D preferred, and the Class B common are convertible. The fair value of this Contingent Share Agreement was approximately $1.0 million, based on the intrinsic value of the underlying contingent Class A common shares at the inception of the agreement, and was reflected as an additional discount to the Series B and D preferred shares with the offsetting credit to additional capital.

WARRANTS

The Company issued 228,300 warrants, and may issue an additional 11,156 shares of Class A common under defined circumstances, to business brokers at W.E. Myers & Company (WEMCO) as a portion of their brokers fee in connection with their involvement in the acquisitions on August 18, 1997. Each warrant has a ten-year term and provides for the purchase of one share of Class A common at an exercise price of $0.10 per share.

STOCK OPTIONS

The Company has a stock option plan that provides for granting incentive stock options (ISOs) and nonqualified stock options (NQSOs) to purchase shares of the Company's Class A common stock to directors, officers, and other key employees. Options may be subject to the fulfillment of restrictions or contingencies. All options have a ten-year term.

On August 18, 1997, the Company granted a ten-year nonqualified option to its former Chief Executive Officer to purchase 494,810 shares of Class A common at $0.10 per share contingent upon the achievement of specified performance criteria related to the future equity value, as defined, of the Class A common into which the shares of Series A, Series B, and Series D preferred are convertible. This option will result in compensation expense to the Company to the extent of the intrinsic value of the option beginning on the date that management determines that it is probable that the performance criteria will be met (the initial measurement dates) with subsequent adjustments for changes in the fair value of the option shares at interim measurement dates until the date the option becomes exercisable or is forfeited. The amortization period will be from the date of the option grant until the first date the option becomes exercisable with a cumulative catch-up adjustment at the initial measurement date and at subsequent interim measurement dates.

On August 18, 1997, the Company granted nonqualified stock options to other key executives (the Other Key Executives' Options) to purchase 554,470 shares of Class A common at $0.10 per share. During fiscal 1998, options to purchase an additional 91,320 shares of Class A common were granted at $0.10 per share. One-half of the shares under option vest ratably over a four-year period. The other half of the options vest at the end of seven years unless the vesting is accelerated based on performance criteria determined by the Board of Directors.

The Other Key Executives' Options were issued at an exercise price less than the estimated fair value of the underlying Class A common at the date of grant. The aggregate intrinsic value of the Other Key Executives' Options at the date of grant ($1.9 million) is being amortized to compensation expense over the vesting period of the options. Compensation expense related to these options totaled approximately $0.4 million, $0.2 million, and $0.01 million for fiscal 1999 and 1998, and the period August 18, 1997 through September 27, 1997, respectively. An additional 375,000 and 211,480 options were granted in fiscal 1999 and 1998 at an exercise price equal to or greater than the estimated fair market value of the underlying Class A common at the date of grant. Of these options, 172,180 options were repriced on December 5, 1998, at an exercise price of $7.80 per share.

Options outstanding to purchase 180,730 shares at a weighted average exercise price of $2.27 are exercisable at October 2, 1999. Options to purchase 160,420 shares may be granted at $0.10 per share without triggering anti-dilution adjustments, with the remaining grants to be at the greater of $6.40 per share or fair value in order to avoid triggering anti-dilution adjustments.

In November 1999, the Board of Directors increased the total shares available for grant under the Company's stock option plans to 3.5 million. Additional options to purchase up to 838,500 shares of Class A were granted at the same date.

Information regarding the Company's stock option plan is summarized below:

                                                                   Weighted Average
                                                  Options           Exercise Price
                                                 ----------        ----------------
Granted from August 18 through
  September 27, 1997                              1,049,280             $ 0.10
                                                 ----------
Outstanding at September 27, 1997                 1,049,280               0.10
Granted                                             302,800              21.66
                                                 ----------
Outstanding at September 26, 1998                 1,352,080               4.77
Granted                                             557,180               7.66
Canceled                                           (338,630)             18.83
                                                 ----------
Outstanding at October 2, 1999                    1,570,630               2.96
                                                 ==========
Available for grant in future periods             1,929,370
                                                 ==========

The following table summarizes information about stock options outstanding at October 2, 1999:


                                              Weighted Average
Exercise Prices      Number Outstanding    Remaining Contractual Life
---------------      ------------------    --------------------------
        $ 0.10            1,014,260              7.91 years
        $ 7.80              544,680              9.29
        $25.00               11,690              8.58
                          ---------
$0.10 - $25.00            1,570,630              8.40
                          =========

As permitted under SFAS No. 123, the Company has not recognized compensation expense for the theoretical value of its options at the grant date (in excess of the recognition of the intrinsic value in the Other Key Executives' Options at that date). Had compensation cost for the Company's stock option plan been based on the fair value of options at the grant date amortized over the vesting period, the Company's pro forma net loss and net loss per share would be as follows (in thousands, except per share amounts):

                                                                                      Period from
                                           Fiscal                 Fiscal            August 18, 1997
                                         Year Ended             Year Ended        (inception) through
                                          October 2,           September 26,         September 27,
                                            1999                   1998                   1997
                                        -------------          ------------       -------------------
Net loss attributed to
  common stockholders:
     As reported                         $  (50,030)            $  (20,036)            $   (6,424)
     Pro forma                              (50,184)               (20,084)                (6,440)
Net loss per share attributed
  to common stockholders:
   As reported - basic                   $    (8.30)            $    (4.09)            $    (1.44)
   As reported - diluted                      (8.30)                 (4.15)                 (1.44)
   Pro forma - basic                          (8.32)                 (4.10)                 (1.45)
   Pro forma - diluted                        (8.32)                 (4.19)                 (1.45)

In determining the fair value of options granted for purposes of the preceding pro forma disclosures, the Company used the minimum value option-pricing model with the following weighted average assumptions for fiscal 1999 and 1998, and the period from August 18, 1997 through September 27, 1997, respectively: risk-free interest rate of 5.2%, 5.6%, and 6.3%; dividend yield of zero; and an expected option life of 5.0 years, 3.7 years, and 5.0 years. The options granted during fiscal 1999 and 1998 had a weighted average fair value of $4.84 and $2.46, respectively, per share, and those granted during the period from August 18 through September 27, 1997, had a weighted average fair value of $1.08 per share.

RESERVED CAPITAL SHARES

The Company has reserved the following shares of Class A common as of October 2, 1999:

Conversion of Series B preferred and Series D preferred including the
  impact of future dividends if held to mandatory redemption date            2,147,450

Conversion of Series A preferred                                             1,875,400
Conversion of Class B common                                                 2,170,350
Stock Option Plan                                                            1,570,630
Warrants                                                                     2,205,660
                                                                             ---------
Total                                                                        9,969,490
                                                                             =========


STOCK SPLIT

Effective October 3, 1999, the Company authorized a ten-for-one stock split of the Company's Class A common in the form of a dividend of nine shares for each outstanding share of Class A common. Each holder of outstanding shares of Class A common shall have in the aggregate ten times the number of shares of Class A common such holder had immediately prior to the stock split. These financial statements and footnotes give retroactive effect to the stock split for all periods presented, as well as conversion ratios for all convertible securities.

13. EMPLOYEE BENEFITS

As of September 1, 1998, the Company consolidated its five separate domestic 401(k) plans into one savings plan (the Plan). Participants may contribute portions of their annual compensation to the Plan and matching contributions of 50% are to be made by the Company, subject to a 6% participant contribution limit, based on criteria set forth in the Plan agreements. The Plan covers all employees who have completed service requirements in excess of twelve consecutive months and who have elected to participate.

Company contributions to the Plan totaled $0.9 million, $0.4 million, and $0.1 million for fiscal 1999 and 1998, and the period from August 18, 1997 through September 27, 1997, respectively.

14. COMMITMENTS

The Company has capital leases for machinery and equipment, and operating leases relating principally to its buildings. Future minimum lease commitments at October 2, 1999, for leases with initial or remaining terms of more than one year, are summarized by fiscal year as follows (in thousands):

                                                             Capital          Operating
                                                             Leases            Leases
                                                            --------          ---------
2000                                                        $ 4,305            $ 6,441
2001                                                          3,744              5,777
2002                                                          2,585              5,337
2003                                                          1,203              4,044
2004                                                            178              4,029
Thereafter                                                      223             17,521
                                                            -------            -------
                                                             12,238            $43,149
                                                                               =======
Less amount representing interest                             1,189
                                                            -------
Present value of minimum lease payments                      11,049
Less current portion                                          2,617
                                                            -------
Long-term portion of obligations under capital leases       $ 8,432
                                                            =======

Obligations under capital lease are included in long-term debt (see Note 8). Rental expense under operating leases was approximately $7.0 million, $3.6 million, and $0.5 million for fiscal 1999 and 1998, and for the period from August 18, 1997 through September 27, 1997, respectively.

15. CONTINGENT LIABILITIES

On February 12, 1996, a lawsuit was filed by Robert Fritschi and Material Resource Associates, Inc., against one of the Company's subsidiaries, Kingston Metal Specialties Co. (Kingston) and its president. The plaintiffs alleged that Kingston failed to pay commissions due on sales to one of Kingston's customers. Compensatory damages of $10 million were sought for each of eight counts, and punitive damages of $20 million were sought on one count. The case was settled in February 2000, with the Company paying $1.2 million to the plaintiffs, of which $0.5 million was refunded by the seller of Kingston in accordance with an indemnification agreement between the Company and the seller.

Two lawsuits have been filed by several former employees of Electrical Concepts & Assemblies, Incorporated (ECA), a subsidiary of the Company, claiming that they owned shares in ECA prior to the sale date. Under the terms of the Purchase Agreement between ECA and the Company, the Company will be indemnified by the previous owners for any liability and related expenses.

The Company's subsidiaries are defendants from time to time in lawsuits incidental to their businesses. The Company believes that resolution of all known contingencies, including the litigation described above, is uncertain, and there can be no assurance that future costs related to such litigation would not be material to the Company's financial position or results of operations.

16. INTERNATIONAL OPERATIONS

The Company operates in the telecommunications equipment industry segment.

A summary of the Company's operations by geographic area is presented below for fiscal 1999 and 1998 (in thousands). All operations for the period from August 18, 1997 through September 27, 1997, were based in the United States.

                                                      Fiscal Year Ended    Fiscal Year Ended
                                                       October 2, 1999     September 26, 1998
                                                      -----------------    ------------------
Revenue from unaffiliated customers:
  United States                                           $ 196,013             $ 170,703
  Europe                                                    192,459                42,582
  Other international                                         9,864                 1,238
  Eliminations                                              (21,339)               (7,787)
                                                          ---------             ---------
Consolidated                                              $ 376,997             $ 206,736
                                                          =========             =========
Intercompany revenue between geographic areas:
     United States                                        $   4,481             $   7,724
     Europe                                                  (5,918)                   63
     Other international                                      6,120                    --
     Eliminations                                            (4,683)               (7,787)
                                                          ---------             ---------
Consolidated                                                     --                    --
                                                          =========             =========
Operating income (loss) before amortization
  of goodwill and intangibles:
     United States                                        $   4,817             $  14,906
     Europe                                                  10,176                 1,462
     Other international                                     (1,290)                 (170)
                                                          ---------             ---------
Consolidated                                              $  13,703             $  16,198
                                                          =========             =========
Identifiable assets, excluding goodwill and
  other intangible assets:
     United States                                        $ 134,457             $ 105,820
     Europe                                                  75,027                59,988
     Other international                                      3,649                 3,750
                                                          ---------             ---------
Consolidated                                              $ 213,133             $ 169,558
                                                          =========             =========

17. YEAR 2000 (UNAUDITED)

Chatham Technologies experienced no negative impact to systems or operations at any of the Company's domestic or international sites during the transition to Year 2000. Costs associated with Year 2000 remediation are not considered to be material, and no additional Year 2000 related costs are expected to be incurred by the Company. The Company does not anticipate any additional Year 2000 exposure with respect to future operations.

18. SUBSEQUENT EVENTS (UNAUDITED)

In February 2000, the Company entered into a Subordinated Loan Agreement totaling $125 million (the Subordinated Loan Agreement) with Flextronics International Ltd (the Lender). The Lender funded the Company $75 million on the closing date and the Company issued a promissory note (the Initial Note) to the Lender for this amount. The lender has the option to fund the additional $50 million on or before August 31, 2000, subject to terms and conditions set forth in the Subordinated Loan Agreement. The proceeds were used to fully repay the $5.0 million Term Loans with BHC Interim Funding, L.P., fully redeem the $5.0 million Term Loans with Manire Limited Partnership, a partnership controlled by the Company's Chief Executive Officer, redeem all outstanding Series E preferred stock for $9.6 million, and repay $7.0 million on the Acquisition Facility, $8.1 million and $10.6 million on the Tranche A and Tranche B term loans, respectively, and repay $4.3 million on the Revolving Loan. The remaining loan proceeds of approximately $25 million were retained in cash and short-term investments by the Company.

The Initial Note matures on February 18, 2007, and accrues interest at a rate of 13% per annum, with the rates increasing on each funding date up to a maximum interest rate of 16%. The Subordinated Loan Agreement is unsecured and is junior to the Credit Agreement, the Senior Subordinated Notes, and all capital lease obligations. The Subordinated Loan Agreement contains negative and financial covenants consistent with covenants contained in the Amended Credit Agreement and Senior Subordinated Notes.

In connection with the Subordinated Loan Agreement, the Amended Credit Agreement and Senior Subordinated Notes were further amended. Amendments to the Credit Agreement included a reduction in maturities and the cancellation of the Cancelable Warrants described in Note 8.

In April 2000, the limited partnership controlled by the Company's Chief Executive Officer exercised its warrants to purchase 750,000 shares of Class A common at an exercise price of $7.80 per share.

        (b)     Pro Forma Financial Information.

         The required unaudited consolidated pro forma condensed combined consolidated financial statements and notes thereto of Flextronics are incorporated by reference to Flextronics' current report on Form 8-K filed with the Securities and Exchange Commission on September 20, 2000.

        (c)     Exhibits.

        2.01 Agreement and Plan of Reorganization dated as of July 31, 2000 by and among Flextronics International Ltd., Chatham Acquisition Corporation and Chatham Technologies, Inc. (Incorporated by reference to Exhibit 2.01 to Flextronics' current report on Form 8-K, filed with the Commission on September 15, 2000.)

        23.01   Consent of Ernst & Young LLP.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, Flextronics International Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       FLEXTRONICS INTERNATIONAL LTD.




Date: November 14, 2000                By:   /s/ Robert R.B. Dykes
                                          --------------------------------------
                                          Robert R. B. Dykes
                                          President, Systems Group and
                                          Chief Financial Officer

                                  EXHIBIT INDEX

        2.01 Agreement and Plan of Reorganization dated as of July 31, 2000 by and among Flextronics International Ltd., Chatham Acquisition Corporation and Chatham Technologies, Inc. (Incorporated by reference to Exhibit 2.01 to Flextronics' current report on Form 8-K, filed with the Commission on September 15, 2000.)

        23.01   Consent of Ernst & Young LLP.